Exhibit 99.1

Press Release 11-08

Goldrich Provides Marisol, Mexico Drilling Update

Spokane WA – June 30, 2008 - Goldrich Mining Company (LITS:OTC.BB -- $0.38) (hereafter “Goldrich”) reports initial results of gold analyses for eight of  ten drill holes scheduled at the Marisol bulk-tonnage gold prospect in northern Sonora, Mexico. The diamond-core drill holes are part of an effort by the Company to evaluate the grade and continuity of mineralization near a series of old underground workings.

The table below presents the gold values realized from the current drilling program.

DRILL HOLE	FROM (m)	TO (m)	INTERVAL meters : (feet)	Au g/ tonne	Au oz/ short ton
MAR-1	25.50	28.50	3.0 : (9.84)	3.060	0.098
MAR-1	135.95	139.00	3.05 : (10.0)	0.206	0.007

MAR-2	36.70	42.55	5.85 : (19.19)	0.566	0.018

MAR-3	31.30	42.35	11.05 : (36.25)	1.628	0.052
including:	35.45	40.80	5.35 : (17.55)	2.62	0.084

MAR-4	58.85	64.45	5.6 : (18.37)	3.784	0.122
including:	60.30	63.25	2.95 : (9.68)	5.45	0.175
MAR-4	127.55	133.55	6.0 : (19.69)	0.647	0.021

MAR-5	31.5	39.0	7.5 : (24.61)	1.486	0.048
including:	36.0	37.50	1.5 : (4.92)	4.11	0.132
MAR-5	166.70	173.65	6.95 : (22.80)	0.124	0.004

MAR-6	46.5	52.50	6.0 : (19.69)	0.530	0.017
MAR-6	76.45	83.35	6.9 : (22.64)	0.845	0.027
including:	80.3	81.50	1.20 : (3.94)	3.53	0.114
MAR-6	139.5	157.5	18.0 : (59.06)	0.274	0.009
including:	154.5	156.0	1.5 : (4.92)	2.55	0.082

MAR-7	Drilled short of target depth; no significant intercepts.

MAR-8	84.0	87.0	3.0 : (9.84)	0.433	0.014
MAR-8	165.0	171.0	6.0 : (19.69)	0.297	0.010

Eight drill holes have been completed to date testing 330 meters (1,080 feet) of strike length along the Marisol structure. The holes were drilled at angles varying from -45° to -90° to assist in determining the dip and potential convergence of two principal mineralized structures.

The upper mineralized zone, which is hosted by calcareous siltstone, was encountered in all but one drill hole (hole MAR-7 was lost before attaining the appropriate depth). The upper mineralized structure varies from 3.0 meters (9.84 feet)  reporting 0.433 g/t gold (hole MAR-8), to 11.05 meters (36.25 feet) of 1.628 g/t gold (hole MAR-3), with a weighted average thickness of 6.0 meters (19.7 feet), having a grade of 1.60 g/t gold (0.0514 oz./ton).

The lower mineralized structure is hosted by a medium-grained quartz-feldspar arenite, or sandstone, and was encountered near the bottom of drill holes MAR-1, MAR-5, MAR-6 and MAR-8, which returned values and intervals as reported above. Each of these four drill holes reached the ultimate target depth necessary to penetrate a volcanic rock sequence that lies below the deeper mineralized structure.

Two additional drill holes are in progress in the vicinity of the La Jarra workings, which are situated approximately 1.7 kilometers (one mile) southwest of the Marisol workings. The La Jarra mineralization is hosted by quartz arenite, which coincides with significant gold-silver soil geochemical anomalies. Results for these drill holes will be reported upon completion of the drilling program.

Drill core recovery has been very good however; the drill contractor has experienced significant mechanical difficulties with its two drill rigs in completing the drill holes to designed depths in a timely manner.

All drill samples for this program are split in the field and held under appropriate security prior to transport to the ALS-Chemex preparation laboratory in Hermosillo, Sonora. All gold assays are prepared from the split core using 50-gram aliquots and fire assay with AA finish. Silver and 33 other elements are determined by standard ICP analyses. Neither silver nor the base metals (copper/lead/zinc) occur in significant amounts at the Marisol area; however silver and the lead sulfide galena, have been identified in rocks from the La Jarra area.

Rodney Blakestad, J.D., C.P.G., Vice President of Exploration, wrote this news release; the Company is responsible for its contents. For additional information regarding Goldrich, contact Susan Schenk, Manager of Investor Relations: telephone (509) 535-6156;

e-mail ir@littlesquawgold.com. Goldrich Mining Company maintains a comprehensive Web site at www.littlesquawgold.com.

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Goldrich Mining Company is engaged in the business of precious-metals discovery.  This endeavor carries certain risks that are commensurate with the potential rewards of such efforts.  These risks cannot be quantified and should not be taken lightly.  Any statements made here regarding the firm’s investment potential should be considered “forward-looking statements” as defined by prevailing regulatory guidelines.  As forward-looking statements, these items represent the measured professional judgment of management.  They do not, however, represent guarantees, and unforeseen and/or unforeseeable future developments that may render them either incomplete or incorrect. Actual results, plans, programs, and financial performance may differ materially from express or implied forward-looking statements.